Exhibit 10.13
June 14, 2010
     PERSONAL AND CONFIDENTIAL
Mr. Rusty Bozman
1997 Glenfield Crossing Court
St. Augustine, Florida 32092
Dear Rusty,
We are delighted to offer you the following position as part of the Company’s decision to relocate its corporate office to Northwest Florida. The terms of your new position and proposed relocation with The St. Joe Company are set forth herein.
Specifically, we are offering you the position of Sr. Vice President, Corporate Development, reporting to me. This will be effective July 1, 2010.
Your bi-weekly compensation will be $10,769 which if annualized, will be equivalent to $280,000 per year. In addition to your salary, your annual bonus target will be 50%, and your LTI target will be/remain at 75%. Your current phone allowance of $67 bi-weekly will remain the same.
You will remain eligible to continue uninterrupted participation in our employee benefits program, including paid time off; medical and dental benefits, life Insurance, short-term disability, and long-term disability; and investment/retirement benefits including pension, 401(k), and employee stock purchase plans.
You will become eligible now to participate in the Supplemental Executive Retirement Plan (SERP) at Tier 1.
In order to facilitate your move to Northwest Florida, St. Joe will provide you with the following relocation benefits:
1.	A relocation bonus of $102,500.

2.	You will be eligible to receive a payment of $2,750 per month for 18 months toward your temporary housing, or a different monthly amount up to a total reimbursement of $49,500.

3.	Reimbursement of reasonable and customary closing costs on the sale of your primary residence up to 9%, and the purchase of your new primary residence up to 2%.

4.	Shipment, packing, unpacking and storage of household goods for up to 180 days. Reimbursement for the cost of transporting up to three vehicles based on the IRS standard mileage rate of $.55/mile (as adjusted).

5.	The ability to purchase non-marketed lots within WaterColor Phase IV, or a discount of 25% for any other Company-owned lots or homes outside of WaterColor, provided this does not result in any unintended accounting consequences.

6.	Tax gross-up on all non-deductible relocation expenses associated with move.

7.	Option to receive a retractable membership to the WaterSound beach club. You will be responsible for paying associated monthly dues.

8.	St. Joe will provide a cash resettlement allowance of $15,000 to assist in defraying the incidental cost of relocation. The allowance will be paid via payroll, not subject to gross-up and appropriate taxes will be withheld. The following are examples of incidental expenses:
•	Community dues and HOA fees

•	Utility hook-ups for telephone, electric, water and gas

•	Installation of outside antennas or cable TV hookup

•	Fees incurred for automobile registration, driver’s license and vehicle tags

•	Tips, food and beverages provided to van line driver/crew

•	Transportation of pets.
9.	If terminated not for cause within 24 months of relocating to Northwest Florida, Company will provide relocation back to Jacksonville, FL which includes item 5 above.
As the relocation package represents a substantial benefit, by accepting this offer, you agree to the following terms:
1.	This agreement does not alter your status as an at-will employee of the Company.

2.	This agreement does not modify or amend your existing employment agreement.

3.	This agreement shall be interpreted in accordance with the laws of the State of Florida.
If, in the course of your relocation, you choose to purchase JOE property and you are approved to receive the JOE employee discount, you acknowledge and agree that JOE will not be obligated to pay a fee or commission to any real estate broker or agent in connection with such purchase.
Please indicate your acknowledgement and acceptance of this Agreement with your signature below.

Sincerely,	Acknowledged and Accepted:

/s/ Britt Greene
Britt Greene	/s/ Rusty Bozman
President and CEO	Rusty Bozman
The St. Joe Company